University General Health System Announces Agreement With NeWeigh for Expansion of Bariatric Services

HOUSTON, TX -- (Marketwire - March 12, 2012) - University General Health System, Inc. (OTCQB: UGHS) (PINKSHEETS: UGHS) ("the Company"), a diversified, integrated multi-specialty health delivery system, today announced that its flagship Houston-based University General Hospital has finalized a three-year agreement with Vital Weight Control, Inc. (d/b/a NeWeigh), a pioneer in surgical weight loss. NeWeigh, a patient advocacy group, was founded in 1991. Its mission was to provide a multi-disciplinary program to assist people who desired treatment for morbid obesity. NeWeigh's services include motivational support; access to psychological and dietary counseling; non-medical, medical and surgical treatment options; and pre- and post-operative support groups. Additionally, NeWeigh offers assistance to those who are seeking insurance approval for treatment of this condition.

"NeWeigh has set the standard for bariatric program management in Houston," said Hassan Chahadeh, M.D., Chairman and Chief Executive Officer of University General Health System, Inc. "Drs. Jayakumar, Bina, Leiva and Taylor will also join the physician staff at University General Hospital, where they will complement our best-in-class bariatric capabilities. Our surgeons and other representatives of the bariatric program will work closely with NeWeigh to provide care for those seeking effective weight loss treatment."

Based upon historical data, the Company anticipates that University General Hospital will substantially increase the number of bariatric surgeries and other related procedures once the NeWeigh program is fully implemented, resulting in an increase in revenue for the hospital. Moreover, no additional immediate outlay of capital is anticipated by the Company, as University General Hospital is fully equipped for bariatric procedures at the present time. Since August 2007, University General Hospital has been designated as a Bariatric Surgery Center of Excellence by the American Society of Metabolic Bariatric Surgery.

About University General Health System, Inc.

University General Health System, Inc. ("University General") is a diversified, integrated multi-specialty health care provider that delivers concierge physician- and patient-oriented services by providing timely, innovative health solutions that are uniquely competitive, efficient, and adaptive in today's health care delivery environment. The Company currently operates one hospital and two ambulatory surgical centers in the Houston area. It also owns three senior living facilities and manages six senior living facilities, and it plans to complete additional complementary acquisitions in 2012 and future years in Houston and other markets.

The Company is headquartered in Houston, Texas, and its common stock is listed on the OTCQB Exchange under the symbol "UGHS."

Forward-Looking Statements

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements related to the future financial performance of the Company. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful execution of growth strategies, product development and acceptance, the impact of competitive services and pricing, general economic conditions, and other risks and uncertainties described in the Company's periodic filings with the Securities and Exchange Commission.

Contacts:

Donald Sapaugh
President
University General Health System, Inc.
(713) 375-7557

R. Jerry Falkner, CFA
RJ Falkner & Company, Inc.
(800) 377-9893

Michael Porter
Investor Relations
Porter, LeVay & Rose, Inc
(212) 564-4700